UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2019

RESPIRERX PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16467	33-0303583
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

126 Valley Road, Suite C Glen Rock, New Jersey	07452
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 444-4947

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On November 4, 2019 (the “Effective Date”), RespireRx Pharmaceuticals Inc. (the “Company”) and Odyssey Funding, LLC (the “Lender”) entered into a Securities Purchase Agreement (the “SPA”) by which the Lender provided a sum of $156,400 (the “Consideration”) to the Company, in return for a convertible note (the “Note”) with a face amount of $170,000, among other agreements and obligations. The net proceeds of the Consideration, which were received by the Company on November 4, 2019 and which will be used for general corporate purposes, equal $147,900 after payment of $8,500 in Lender’s legal fees. Under the terms of the SPA and the Note, the Lender paid the Consideration, less fees as noted above, at closing.

The Note obligates the Company to pay by November 4, 2020 a principal amount of $170,000 together with interest at a rate equal to 10% per annum, which principal exceeds the Consideration by the amount of an original issue discount of $13,600. Upon an Event of Default (as defined in the Note), interest would accrue at the rate of 24% per annum. Certain Events of Default result in penalty payments, increases in principal amounts due, or decreases in Lender’s conversion price.

The Lender has the right, in its discretion, at any time, to convert any outstanding and unpaid amount of the Note into shares of common stock of the Company (“Common Stock”), provided that such conversion would not result in the Lender beneficially owning more than 4.99% of the outstanding shares of Common Stock. Subject to certain limitations and adjustments as described in the Note, the Lender may convert at a per share conversion price equal to 60% of the lowest trading price of the Common Stock as reported by the exchange on which the Company’s shares are traded, for the twenty prior trading days including the day upon which a notice of conversion is received by the Company or its transfer agent. The lowest trading price is the lowest trading price at which a minimum of one hundred shares were traded. Upon such conversion, all rights with respect to the portion of the Note being so converted terminate, except for the right to receive Common Stock, cash or other assets as provided in the Note due upon such conversion.

The Company may prepay the outstanding principal amount under the Note during the initial 60 calendar day period after the Effective Date, by making a payment to the Lender of an amount in cash equal to 125% multiplied by the outstanding principal amount plus accrued and unpaid interest. The Company may prepay the outstanding principal amount under the Note during the period from the 61st through the 120th calendar day following the Effective Date, by making a payment to the Lender of an amount in cash equal to 135% multiplied by the outstanding principal amount plus accrued and unpaid interest. The Company may prepay the outstanding principal amount under the Note during the period from the 121st through the 180th calendar day following the Effective Date, by making a payment to the Lender of an amount in cash equal to 145% multiplied by the outstanding principal amount plus accrued and unpaid interest. The Company may not prepay any amount outstanding under the Note after the 180th calendar day following the Effective Date.

Upon certain Sale Events (as defined in the Note), the Lender may redeem the Note in cash for 150% of the principal amount, plus accrued and unpaid interest through the date of redemption.

The SPA obligates the Company to list any shares of Common Stock received upon the Lender’s conversion on each exchange or automated quotation system, if any, upon which shares of Common Stock are then listed, among other covenants.

The Note and the shares of Common Stock issuable upon conversion thereof are offered and sold to the Lender in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws, which include Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 promulgated by the SEC under the 1933 Act. Pursuant to these exemptions, the Lender represented to the Company under the SPA, among other representations, that it was an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the 1933 Act.

The descriptions of the SPA and the Note do not purport to be complete and are qualified in their entirety by reference to the SPA and the Note, which are included as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

A list of exhibits that are filed as part of this report is set forth in the Exhibit Index, which is presented elsewhere in this document, and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Securities Purchase Agreement, dated November 4, 2019, between RespireRx Pharmaceuticals Inc. and Odyssey Funding, LLC.
99.2	RespireRx Pharmaceuticals Inc. 10% Convertible Redeemable Note due November 4, 2020, dated November 4, 2019.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2019	RESPIRERX PHARMACEUTICALS INC. (Registrant)

	By:	/s/ Jeff E. Margolis
Jeff E. Margolis SVP, CFO, Secretary and Treasurer